Exhibit 4.5
THIS WARRANT, THE SECURITIES ISSUABLE UPON EXERCISE HEREOF AND ANY FAILURE PAYMENT SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (I) A REGISTRATION STATEMENT REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE, OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR (III) SUCH SECURITIES ARE SOLD PURSUANT TO RULE 144 OR RULE 144A.
AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
Shares	Warrant Number
Warrant to Purchase Common Stock
of
EXELIXIS, INC.
THIS CERTIFIES that                      or any subsequent holder hereof has the right to purchase from EXELIXIS, INC., a Delaware corporation (the “Company”),                      fully paid and nonassessable shares, of the Company’s common stock, $0.001 par value per share (“Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).
Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.
1. Date of Issuance and Term.
This Warrant shall be deemed to be issued on January 22, 2014 (“Date of Issuance”). This Warrant was issued in conjunction with that certain third amendment (the “Amendment”), dated January 22, 2014, between the Company, Deerfield Private Design International, L.P., Deerfield Private Design Fund, L.P., Deerfield International Limited and Deerfield Partners, L.P., to the Note Purchase Agreement, dated June 2, 2010, between the Company, Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (as amended, including by the Amendment, the “Note Purchase Agreement”) and that certain Registration Rights Agreement, dated January 22, 2014 (the “Registration Rights Agreement”) by and among Deerfield International Limited and Deerfield Partners, L.P. The term of this Warrant (the “Term”) begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the Ending Date (as defined below). For purposes herein, “Ending Date” shall mean, (i) at any time prior to the time that the Company has sent notice of an “Extension Election” under Section 2.10 of the Note Purchase Agreement (the “Election Time”), the date that is two (2) years after the Date of Issuance and (ii) from and after the Election Time, on the date that is four (4) years after the Date of Issuance.
Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of shares of Common Stock upon exercise of this Warrant to the extent that, upon such exercise, the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 9.98% of the total number of shares of Common Stock then issued and outstanding (the “9.98% Cap”), provided, however, that the 9.98% Cap shall not apply with respect to the issuance of shares of Common Stock pursuant to a Cashless Major Exercise (as defined below) in connection with a Major Transaction (as defined below) covered by the provisions of Section 5(c)(i)(A)(2) below in which the

Company is not the surviving entity (a “Qualified Change of Control Transaction”), and, provided, further, that the 9.98% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act.. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission (the “SEC”), and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of the Holder, the Company shall, within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.
“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to a Holder of Warrants, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.
“Business Day” means a day on which banks are open for business in The City of New York and San Francisco.
“Grace Period” shall have the meaning set forth in the Registration Rights Agreement.
“Holder” means Deerfield Private Design International, L.P. and any transferee or assignee pursuant to the terms of this Warrant.
“Initial Filing Deadline” shall have the meaning set forth in the Registration Rights Agreement.
“Initial Registration Deadline” shall have the meaning set forth in the Registration Rights Agreement.
“Initial Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.
“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.
“Registration” shall have the meaning set forth in the Registration Rights Agreement.
“Registration Period” shall have the meaning set forth in the Registration Rights Agreement.
“Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.
“Trading Day” means any day on which the Common Stock is traded for at least two hours on NASDAQ, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.
2. Exercise.
(a) Manner of Exercise. During the Term, this Warrant may be Exercised as to all or any lesser number of full shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) by sending to the Company the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by a Cash Exercise, a Cashless Exercise, a Cashless Major Exercise or a Cashless Default Exercise, each as defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, Exelixis, Inc., 210 East Grand Avenue, South San Francisco, CA 94080, Attention: Finance Department; E-mail: dburke@exelixis.com, with a copy thereof to be sent via facsimile and email to: (650) 837-7179; E-mail: simonton@exelixis.com, jbucher@exelixis.com, and stockadministration@exelixis.com, or at such other offices or agencies as the Company may designate in writing, by overnight mail, facsimile or electronic mail (the delivery of the Exercise Form together with the payment of the Exercise Price, if applicable, hereinafter called the “Exercise” of this Warrant).
(b) Date of Exercise. If any portion of the Exercise Price is satisfied by a Cash Exercise (as defined below), the “Date of Exercise” of the Warrant shall be defined as the later of (A) the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile and electronic mail to the Company, as provided in Section 2(a), provided that the original Warrant (if the Warrant has been exercised in full) and Exercise Form are received by the Company as soon as practicable thereafter and (B) the date that the Exercise Price, if applicable in a Cash Exercise, is received by the Company. If no portion of the Exercise Price is satisfied by a Cash Exercise, the “Date of Exercise” of the Warrant shall be defined as the date that the Exercise Form, completed and executed, is sent by facsimile and electronic mail to the Company, as provided in Section 2(a), provided that the original Warrant (if the Warrant has been exercised in full) and Exercise Form are received by the Company, as soon as practicable thereafter. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Exercise Form is delivered to the Company. Execution and delivery of an Exercise Form with respect to a partial Exercise shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.
(c) Delivery of Common Stock Upon Exercise. Within three (3) Trading Days after any Date of Exercise, or in the case of a Cashless Major Exercise or a Cashless Default Exercise (each as defined in Section 5(c)(i) below), within the period provided in Section 5(c)(iv) or Section 3(a)(iv), as applicable (the “Delivery Period”), the Company shall issue and deliver (or cause its transfer agent (the “Transfer Agent”) to so issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant exercised as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part thereof, the Company shall, at its own cost and expense, take all reasonable steps, including obtaining and delivering, an opinion of counsel to assure that the Transfer Agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of Common Stock issuable upon such Exercise.
(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the end of the Delivery Period, the Holder will be entitled to revoke all or part of the relevant Exercise Form by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described herein shall be payable through the date notice of revocation or rescission is given to the Company.
(e) Legends.
(i) Restrictive Legend. The Holder understands that this Warrant, the Exercise Shares and the Failure Payment Shares (as defined in Section 10 hereof) have not been registered on the Date of Issuance, under the Securities Act. The Holder understands that until such time as (i) this Warrant has been registered under the Securities Act and/or (ii) the Exercise Shares and/or the Failure Payment Shares, as applicable, have been registered under the Securities Act as contemplated by the Registration Rights Agreement, or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, (A) this Warrant will bear a restrictive legend in substantially the form set forth on the first page of this Warrant (and a stop-transfer order may be placed against transfer of such securities) and (B) the Exercise Shares and the Failure Payment Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(1) AND A HALF” SALE, SUBJECT TO DELIVERY OF AN OPINION, AS PROVIDED IN THE WARRANT.
“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF JANUARY [ ], 2014, AS AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”
(ii) Removal of Restrictive Legends. This Warrant and certificates evidencing the Exercise Shares and any Failure Payment Shares shall not contain any legend restricting the transfer thereof (including any legend set forth above in subsection 2(e)(i)): (A) while a registration statement (including a Registration Statement) covering the sale or resale of such security is effective under the Securities Act, or (B) following any sale of such Warrant, Exercise Shares and/or Failure Payment Shares pursuant to Rule 144, or (C) if such Warrant, Exercise Shares and/or Failure Payment Shares are eligible for sale under Rule 144(b)(1), or (D) if such legend is not required under any other applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) and the Company shall have received an opinion of counsel to the Holder in form reasonably acceptable to the Company to such effect, which opinion shall, at the request of the Company, be delivered to the Transfer Agent as well (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent if required by the Company’s transfer agent to effect the issuance of the Exercise Shares or any Failure Payment Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of this Warrant, the Exercise Shares and/or any Failure Payment Shares, then this Warrant, the Exercise Shares and/or any Failure Payment Shares, as applicable, shall be issued free of all legends. The Company agrees that at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Transfer Agent of this Warrant and a certificate representing Exercise Shares or Failure Payment Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder this Warrant and/or a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.
(iii) Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from this Warrant and any certificates representing securities as set forth in Section 2(e) above is predicated upon the Company’s reliance that the Holder will sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Warrant, any Exercise Shares and/or any Failure Payment Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.
(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant or upon full redemption of this Warrant. As soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon such Exercise of this Warrant as set forth in Section 2(c), and if this Warrant is not Exercised in full, Holder shall be entitled, if requested and upon physical surrender of this Warrant, to receive a new Warrant (containing terms identical to this Warrant other than the number of shares of Common Stock represented thereby) representing any unexercised portion of this Warrant in addition to such Common Stock; provided, however, as set forth in Section 2(b), the Holder shall not be required to physically surrender this Warrant if the Warrant is not exercised in full and the holder does not request a new Warrant representing any unexercised portion of this Warrant.
(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant or the date such Common Stock is credited to the Holder’s DTC account, as the case may be. Nothing in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company; provided, however, that in the event of a Cashless Major Exercise in respect of a Qualified Change of Control Transaction, the Holder shall be deemed to have become the holder of record of the shares issuable upon such exercise immediately prior to the consummation of such Qualified Change of Control Transaction.
(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon Exercise or legend removal or representing Failure Payment Shares, provided the Company’s Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder, the Company shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable to the Holder by crediting the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.
(i) Buy-In. In addition to any other rights available to the Holder, if the Company fails to cause its Transfer Agent to transmit to the Holder a certificate or certificates, or electronic shares through DWAC, representing the Exercise Shares pursuant to an Exercise on or before the Delivery Period (other than a failure caused by any incorrect or incomplete information provided by Holder to the Company hereunder, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times and (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored or deliver to the Holder certificate(s) representing the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases

Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise to cover the sale of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under subsection (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.
3. Payment of Warrant Exercise Price.
(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal $9.70; provided, however, that, from and after the tenth (10th) Trading Day following the Election Time, the Exercise Price shall be equal to the lesser of (x) the Exercise Price in effect immediately prior to such time and (y) 120% of the Volume Weighted Average Price (as defined below) of the Common Stock for the ten (10) Trading Days immediately following the date on which the Election Time has occurred; provided, however, that the Exercise Price shall not be below $0.001 per share. The Exercise Price hereunder shall be subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.
Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:
(i) Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashier’s check or wire transfer (a “Cash Exercise”); or
(ii) Cashless Exercise. The Holder, at its option, may exercise this Warrant in a cashless exercise transaction. In order to effect a Cashless Exercise, the Holder shall send to the Company at its principal office the Exercise Form, in the manner set forth in Section 2(a) above, indicating that the Holder is exercising the Warrant pursuant to a cashless election, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):
X = Y (A-B)/A
where: X = the number of shares of Common Stock to be issued to Holder.
Y = the number of shares of Common Stock for which this Warrant is being Exercised.
A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(a)(ii), where “Market Price,” as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s Common Stock during the ten (10) consecutive Trading Day period immediately preceding the date in question.
B = the Exercise Price.
As used herein, the “Volume Weighted Average Price” for any security as of any date means the volume weighted average sale price on The NASDAQ Global Select Market or The NASDAQ Global Market (“NASDAQ”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company (“Bloomberg”) or, if NASDAQ is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or in the “pink sheets” by the Pink OTC Market, Inc.. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as determined in good faith by the Company’s board of directors.
(iii) Cashless Major Exercise: To the extent the Holder shall exercise this Warrant or any portion thereof as a Cashless Major Exercise pursuant to Section 5(c)(i) below, the Holder shall send to the Company the Exercise Form, in the manner set forth in Section 2(a) above, indicating that the Holder is exercising this Warrant (or such portion thereof) pursuant to a Cashless Major Exercise, in which event the Company shall issue a number of shares of Common Stock equal to the Black-Scholes Value (as defined in Section 5(c)(iii) below) of the remaining unexercised portion of this Warrant (or such applicable portion being exercised) divided by the closing price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated.
(iv) Cashless Default Exercise. To the extent the Holder exercises this Warrant as a Cashless Default Exercise pursuant to Section 11(b)(i) below, the Holder shall send to the Company the Exercise Form, in the manner set forth in Section 2(a) above, indicating that the Holder is exercising this Warrant pursuant to a Cashless Default Exercise, in which event, unless the Company has exercised its right to effect a Mandatory Redemption in accordance with Section 11(b)(i), the Company shall issue to the Holder, within five (5) Trading Days of the delivery of such Exercise Form, a number of shares of Common Stock (which shares shall be valued at the Volume Weighted Average Price for the five (5) Trading Days prior to the applicable Default Notice) equal to the Black-Scholes value (determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto) of the remaining unexercised portion of this Warrant on the date of delivery of such Exercise Form..
4. Transfer and Registration.
(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.
(b) Registrable Securities. The Exercise Shares have registration rights pursuant to the Registration Rights Agreement.
5. Adjustments Upon Certain Events.
(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind (other than the payment of any stock dividend covered by the provisions of Section 5(b) below) made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.
(b) Recapitalization or Reclassification. If the Company shall at any time effect a stock split, payment of stock dividend, recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such stock split, payment of stock dividend, recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).
(c) Rights Upon Major Transaction.
(i) Major Transaction. To the extent that any Major Transaction (or portion thereof) will not be treated as an Assumption pursuant to the next following paragraph, then (1) in the case of a Cash-Out Major Transaction and in the case of a Mixed Major Transaction to the extent of the percentage of the cash consideration in the Mixed Major Transaction (determined in accordance with the definition of a Mixed Major Transaction below), the Holder shall have the right to require the Company to redeem the Holder’s outstanding Warrants (or the applicable portion in a Mixed Major Transaction) in accordance with Section 5(c)(iii) below and (2) in the case of all other Major Transactions and in the case of a Mixed Major Transaction to the extent of the percentage of the consideration represented by securities of a Successor Entity in the Mixed Major Transaction, the Holder shall have the right to exercise this Warrant as a Cashless Major Exercise. For the avoidance of doubt, in no event shall the Holder have the right to treat a Major Transaction as an Assumption unless the Company has elected to treat such Major Transaction as an Assumption pursuant to the next following paragraph. Notwithstanding anything herein to the contrary, and except as set forth in the next sentence, the Holder may elect to waive its rights under this Section 5(c)(i) with respect to any Major Transaction in which event none of the provisions contained in this Section 5(c)(i) shall apply. In the event of a Major Transaction in which all shares of Common Stock are cancelled and converted into the right to receive cash and/or securities of Another Entity (as defined below), then, any portion of this Warrant that is neither redeemed, assumed or exercised pursuant to the terms of this Warrant prior to the closing of such Major Transaction, shall (A) automatically and immediately convert into shares of Common Stock, and shall be deemed to have been exercised pursuant to a Cashless Exercise, immediately prior to the consummation of such Major Transaction if the aggregate consideration to be received for the Common Stock in such Major Transaction is greater than the aggregate Exercise Price for such shares, or (B) be cancelled and terminated without further action by the Holder or the Company upon consummation of such Major Transaction if the aggregate consideration to be received for the Common Stock in the Major Transaction is less than the aggregate Exercise Price for such shares.
In the event of a Qualified Major Transaction, the Company shall have the right to cause such Qualified Major Transaction (or the applicable portion of a Qualified Major Transaction that is a Mixed Major Transaction) to be treated as an Assumption in accordance with Section 5(c)(ii) below with respect (but only with respect) to the percentage of this Warrant then owned by the Holder equal to the percentage of the consideration to be paid in the Major Transaction represented by the securities of a Successor Entity (determined as set forth in the definition of “Mixed Major Transaction” below).
Consummation of each of the following events shall constitute a “Major Transaction”:
(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event (in each case other than an event provided for in Section 5(b) above and other than a merger effected for purposes of changing the Company’s state of incorporation), (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the shares of Common Stock or (b) no longer have the ability to elect a majority of the board of directors of the Company or (2) as a result of which shares of Common Stock shall be changed into (or the shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of another entity (collectively, a “Change of Control Transaction”);
(B) the sale or transfer of assets in one transaction or a series of related transactions for a purchase price (excluding any consideration allocable to any Excluded Transaction or Intellectual Property Sale (as defined below) relating to cabozantinib) of more than (1) $400 million (the “Aggregate Consideration”) or (2) 50% of the Company’s Market Capitalization (as defined below).; or
(C) the consummation of a purchase, tender or exchange offer made to the holders of outstanding shares of Common Stock, such that following such purchase, tender or exchange offer a Change of Control Transaction shall have occurred.
If the maximum aggregate consideration payable in a transaction or series of related transactions described in Section 5(c)(i)(B)(1) above (i) includes contingent payments related to future events, and (ii) exceeds the Aggregate Consideration (without applying any discounts or valuation procedures described below), then for purposes of determining whether the Aggregate Consideration has been reached, the net present value of such contingent payments shall be determined prior to the public announcement of such transaction by a qualified third-party valuation firm retained by the Company selected from a list of such firms previously agreed upon between the Company and the initial Holder hereof.
Notwithstanding the foregoing, none of the following (an “Excluded Transaction”) shall constitute a Major Transaction :
(x) entering into any collaborative arrangement, licensing agreement, joint venture or partnership providing for the research, development or commercial exploitation of compounds, products or services that provides for the payments received therefrom or the Company’s income or profits to be shared with another Person, including, without limitation, (1) the grant, to an entity engaged in the pharmaceutical or biotechnology industry, of a license or option to obtain a license to any of the Company’s intellectual property or other assets, provided that the Company or a wholly owned subsidiary of the Company (and not any third party or any of the Company’s stockholders) directly receives from such entity all consideration paid or payable by such entity in consideration of such grant (other than any payments made by such third party in satisfaction of obligations of the Company or its wholly-owned subsidiaries), which consideration may, but need not, include (without limitation) upfront, milestone, royalty and profit-sharing payments, and (2) the grant of a license or option to obtain a license to, or the sale or other transfer of, the Company’s intellectual property or other assets to any entity that intends to research and develop or commercialize products or services covered by such intellectual property or embodying or arising from such other assets, whether directly or through the Company or another entity, provided that the Company or a wholly owned subsidiary of the Company (and not any third party or any of the Company’s stockholders) retains the right or has the obligation to reacquire such intellectual property or other assets at a price no more than an amount that reasonably reflects the value of such assets or intellectual property or to terminate such license or option;

(y) the incurrence, grant or existence of, or any sale or transfer of any assets in connection with, any Permitted Lien (as defined in the Note Purchase Agreement); and
(z) Product Sales (as defined below)
, provided, however, notwithstanding any provision of this definition to the contrary, an Intellectual Property Sale (as defined below) shall not constitute an Excluded Transaction.
For purposes hereof:
“Another Entity” shall mean an entity in which the holders of a majority of the shares of Common Stock of the Company immediately prior to the consummation of a Major Transaction do not hold a majority of the equity securities in such entity.
“Cashless Default Exercise” shall mean an exercise of this Warrant as a “Cashless Default Exercise” in accordance with Section 3(a)(iv) and 11(b) hereof.
“Cashless Major Exercise” shall mean an exercise of this Warrant or portion thereof as a “Cashless Major Exercise” in accordance with Section 3(a)(iii) and 5(c)(i) hereof.
“Cash-Out Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock in connection with the Major Transaction consists solely of cash.
“Exclusive License” means, with respect to any drug or pharmaceutical product, any license to the intellectual property relating to such drug or pharmaceutical product with a term greater than, or substantially equal to the remaining expected useful life, or, if applicable, patent life of such intellectual property (unless terminable prior to such time without material penalty or premium by the licensor) and which provides for exclusive rights to develop, commercialize, sell, market and promote such drug or product within the United States, Europe and/or Japan; provided that an “Exclusive License” shall not include (a) any license solely to sell, offer for sale, promote and/or distribute any such drug or product on an exclusive basis within any particular geographic region or territory in consideration for sales based payments to the Company, (b) any licenses, which may be exclusive, solely to manufacture any such drug or product, and (c) any license, solely to manufacture, use, promote, offer for sale and/or sell any authorized generic version of such drug or product.
“Eligible Market” means the over the counter Bulletin Board, the New York Stock Exchange, Inc., the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE MKT LLC.
“Intellectual Property Sale” means any sale, assignment, the grant of any Exclusive License or other transfer of the right, title or interest of the Company or any of its subsidiaries in intellectual property, as a result of which the Company or its subsidiary transfers all or substantially all of its legal or economic interests, in such intellectual property in a transaction whereby the predominate consideration received for transferred interests in such intellectual property to be received upfront as compared to any retained or reversionary interests in such intellectual property and any rights of the Company or any of its subsidiaries to royalties, milestones, profit sharing and other future payments in respect of such intellectual property; provided that an Intellectual Property Sale does not include (a) the assignment, cancellation, abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful for the sale of the applicable drug or product or in the conduct of the business of the Company and its subsidiaries, taken as a whole and which does not have material value, or (b) any license or sublicense that is not an Exclusive License.
“Product Sales” means the sale or distribution by the Company or any of its subsidiaries of drug or pharmaceutical products in the ordinary course of the Company’s or such subsidiary’s business.
“Market Capitalization” means the product of (x) the number of issued and outstanding shares of Common Stock as of the Trading Day immediately preceeding the date of the execution of the definitive agreement relating to a Major Transaction described in clause (B) of the definition thereof, multiplied by (y) the per share closing price of the Common Stock on such Trading Day.
“Mixed Major Transaction” means a Major Transaction in which the consideration payable to holders of Common Stock consists partially of cash and partially of securities of a Successor Entity. If the Successor Entity is a Publicly Traded Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be equal to the percentage that the value of the aggregate anticipated number of shares of the Publicly Traded Successor Entity to be issued to holders of Common Stock of the Company represents of the aggregate value of all consideration, including cash consideration, in such

Mixed Major Transaction, as such values are set forth in any definitive agreement for the Mixed Major Transaction that has been executed at the time of the first public announcement of the Major Transaction or, if no such value is determinable from such definitive agreement, based on the closing market price for shares of the Publicly Traded Successor Entity on its principal securities exchange on the Trading Day preceding the first public announcement of the Mixed Major Transaction. If the Successor Entity is a Private Successor Entity, the percentage of consideration represented by securities of such Successor Entity shall be determined in good-faith by the Company’s board of directors.
A “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person.
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
“Private Successor Entity” means a Successor Entity that is not a Publicly Traded Successor Entity.
“Publicly Traded Successor Entity” means a Successor Entity that is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (as defined above).
“Qualified Major Transaction” means (i) a Major Transaction where the consideration payable to holders of Common Stock in connection with the Major Transaction consists in whole or in part of securities of a Publicly Traded Successor Entity or (ii) a Major Transaction where any non-cash portion of the consideration payable to holders of Common Stock in connection with the Major Transaction consists of securities of a Private Successor Entity, which such Private Successor Entity shall be approved of in writing by the Holder.
A “Successor Entity” shall be as defined in Section 5(c)(ii) below.
(ii) Assumption. The Company shall not enter into or be party to a Major Transaction that is to be treated as an Assumption pursuant to Section 5(c)(i), unless any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Major Transaction, or if the Common Stock is convertible in such Major Transaction into shares of capital stock of its Parent Entity, its Parent Entity (in each case, a “Successor Entity”), assumes in writing all of the obligations of the Company under this Warrant (or applicable portion thereof subject to Assumption under Section 5(c)(i) above) and the Registration Rights Agreement in accordance with the provisions of this Section 5(c)(ii), and delivers to each holder of Warrants in exchange for such Warrants (or applicable portion) a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, an instrument representing the appropriate number of shares of the Successor Entity, having substantially similar exercise rights as the Warrants (including but not limited to a similar Exercise Price and similar Exercise Price adjustment provisions based on the price per share or conversion ratio to be received by the holders of Common Stock in the Major Transaction) and containing the other rights set forth herein and substantially similar registration rights as provided by the Registration Rights Agreement. Upon the occurrence of any Major Transaction treated as an Assumption hereunder, any Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant and the Registration Rights Agreement (or substantially similar instruments, if applicable) referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of, the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Major Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise or redemption of this Warrant at any time after the consummation of the Major Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants (or applicable portion thereof) prior to such Major Transaction, such shares of common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section shall apply similarly and equally to successive Major Transactions and shall be applied without regard to any limitations on the exercise of this Warrant including any applicable beneficial ownership limitations. Any assumption of Company obligations under this paragraph shall be referred to herein as an “Assumption”.
(iii) Notice; Major Transaction Redemption Right; Notice of Cashless Major Exercise. At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, within five Trading Days following the first to occur of (x) the date of the public announcement of such Major Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made on and after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Major Transaction Notice”), which such Major Transaction Notice shall, if applicable, indicate whether the Company desires to have the Warrant treated as an Assumption in accordance with the provisions of Section 5(c)(i) above. Other than in respect of all or a portion of the Warrant that is to be treated as an Assumption or is eligible for a Cashless Major Exercise (without taking into consideration the 9.98% Cap) in accordance with Section 5(c)(i), at any time during the period beginning after the Holder’s receipt of a Major Transaction Notice and ending five (5) Trading Days prior to the scheduled consummation of such Major Transaction (the “MT Rights Period”), the Holder may require the Company to redeem (a “Redemption Upon Major Transaction”) all or any portion of this Warrant not treated as an Assumption or eligible for a Cashless Major Exercise (without taking into consideration the 9.98% Cap) by delivering written notice thereof (“Major Transaction Redemption Notice”) to the Company, which Major Transaction Redemption Notice shall indicate the portion of the principal amount (the “Redemption Principal Amount”) of the Warrant that the Holder is electing to have redeemed. The outstanding portion of this Warrant to the extent subject to redemption pursuant to this subsection (iii) (the “Redeemable Shares”) shall be redeemed by the Company at a price (the “Major Transaction Warrant Redemption Price”) payable in cash equal to the “Black Scholes Value” of the Redeemable Shares determined by use of the Black Scholes Option Pricing Model using the criteria set forth in Schedule 1 hereto (the “Black Scholes Value”).
To the extent the Holder shall elect to effect a Cashless Major Exercise in respect of a Major Transaction, the Holder shall deliver its Exercise Form in accordance with Section 3(a)(iii), within the MT Rights Period.
(iv) Escrow; Payment of Major Transaction Warrant Redemption Price. Following the receipt of a Major Transaction Redemption Notice or a Cashless Major Exercise from the Holder, the Company shall not effect a Major Transaction that is being treated as a redemption or eligible for a Cashless Major Exercise in accordance with subsection (iii) above, unless it either obtains the written agreement of the Successor Entity that payment of the Major Transaction Warrant Redemption Price and/or applicable Exercise Shares shall be made to the Holder upon consummation of such Major Transaction or it shall first place into an escrow account with an independent escrow agent, at least three (3) Trading Days prior to the closing date of the Major Transaction (the “Major Transaction Escrow Deadline”), an amount in cash or shares of Common Stock, as applicable, equal to the Major Transaction Warrant Redemption Price and/or applicable Exercise Shares. Concurrently upon closing of such Major Transaction, the Company shall pay or shall instruct the escrow agent to pay the Major Transaction Warrant Redemption Price and/or to deliver the applicable Exercise Shares to the Holder. For purposes of determining the amount required to be placed in escrow pursuant to the provisions of this subsection (iv) and without affecting the amount of the actual Major Transaction Warrant Redemption Price and/or the applicable Exercise Shares, the calculation of the price referred to in clause (1) of the first column of Schedule 1 hereto with respect to Stock Price shall be determined based on the Closing Market Price (as defined herein) of the Common Stock on the Trading Day immediately preceding the date that the funds and/or shares, as applicable, are deposited with the escrow agent.
Redemptions and/or Major Cashless Exercises required by this Section 5(c) shall be made in accordance with the provisions of Section 12. To the extent redemptions and/or Major Cashless Exercises required by this Section 5(c) are deemed or determined by a court of competent jurisdiction to be prepayments of the Warrant by the Company, such redemptions and/or Major Cashless Exercises shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Major Transaction Warrant Redemption Price and/or Major Cashless Exercises is paid in full, this Warrant may be exercised, in whole or in part, by the Holder into shares of Common Stock, or in the event the Exercise Date is after the consummation of the Major Transaction, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 5(c). The parties hereto agree that in the event of the Company’s redemption and/or Major Cashless Exercises of any portion of the Warrant under this Section 5(c), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 5(c) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.
(d) Exercise Price Adjusted. As used in this Warrant, the term “Exercise Price” shall mean the purchase price per share specified in Section 3(a) of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing or decreasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock, as applicable.
(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (an “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Company provides an Exercise Price Adjustment Notice pursuant to this Section 5(f), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holder would be entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether a Holder accurately refers to the adjusted Exercise Price in the Exercise Form.
6. Fractional Interests.
No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher whole number of shares.
7. Reservation of Shares.
From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its commercially reasonable efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any person or entity.
8. Restrictions on Transfer.
(a) Registration or Exemption Required. Assuming the accuracy of the representations and warranties of the Holder contained in Section 8(c), this Warrant has been issued in a transaction exempt from the registration requirements of the Securities Act by virtue of Regulation D and exempt from state registration or qualification under applicable state laws. The Warrant, the Exercise Shares and the Failure Payment Shares may not be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement, pursuant to Rule 144 or after receipt by the Company of an opinion of counsel for the Holder that any such pledge, transfer, sale, assignment, hypothecation or other disposition shall be exempt from the registration requirements of the Securities Act and applicable state laws, including, without limitation, a so called “4(1) and a half” transaction. The Holder agrees to comply with the reporting obligations applicable to it under Section 16 of the Exchange Act with respect to this Warrant, the Exercise Shares and the Failure Payment Shares and any other shares of Common Stock beneficially owned by it.
(b) Assignment. Subject to applicable securities laws and Sections 8(a), the Holder may sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within three (3) Trading Days of its receipt of a properly completed and executed form of Assignment and, if required by this Warrant, receipt by the Company of an opinion of counsel (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder. For avoidance of doubt, in the event Holder notifies the Company that such sale or transfer is a so called “4(1) and half” transaction, the parties hereto agree that a legal opinion from outside counsel for the Holder delivered to counsel for the Company substantially in the form attached hereto as Exhibit C shall be the only requirement to satisfy an exemption from registration under the Securities Act to effectuate such “4(1) and half” transaction.

(c) Representations of the Holder. The right to acquire Common Stock or the Common Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of the Securities Act, and the Holder has no present intention of selling, transferring, assigning, pledging, hypothecating or otherwise disposing of this Warrant in any public distribution of the same except pursuant to a registration or exemption; provided, however, that no such representations shall be construed as constituting an agreement by the Holder to hold any of the Warrant Shares for any minimum or other specific term and the Holder shall reserve the right to dispose of such Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Holder is an “accredited investor” within the meaning of the Securities and Exchange Commission’s Rule 501 of Regulation D, as presently in effect. The Holder understands (i) that the Common Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 8(c). The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.
9. Noncircumvention.
The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
10. Events of Failure; Definition of Black Scholes Value.
(a) Definition.
The occurrence of each of the following shall be considered to be an “Event of Failure.”
(i) A Delivery Failure occurs, where a “Delivery Failure” shall be deemed to have occurred if the Company fails to use its reasonable best efforts to deliver Exercise Shares to the Holder within any applicable Delivery Period (other than due to the limitation contained in the second paragraph of Section 1);
(ii) A Legend Removal Failure occurs, where a “Legend Removal Failure” shall be deemed to have occurred if the Company fails to use its reasonable best efforts to issue this Warrant and/or Exercise Shares without a restrictive legend, or fails to use it reasonable best efforts to remove a restrictive legend, when and as required under Section 2(e) hereof;
(iii) a Transfer Delivery Failure occurs, where a “Transfer Delivery Failure” shall be deemed to have occurred if the Company fails to use its reasonable best efforts to deliver a Warrant within any applicable Transfer Delivery Period; and
(iv) a Registration Failure (as defined below).
For purpose hereof, “Registration Failure” means that (A) the Company fails to file the Initial Registration Statement with the SEC on or before the Initial Filing Deadline or fails to file any other Registration Statement that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement to the extent required under the Registration Rights Agreement or (B) the Company fails to use reasonable best efforts to obtain effectiveness with the SEC, prior to the Initial Registration Deadline with respect to the Initial Registration Statement or as required under the Registration Rights Agreement with respect to any other Registration Statement that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use reasonable best efforts to keep such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement (subject to the Company’s right to delay or suspend effectiveness pursuant to Section 3(q) of the Registration Rights Agreement) or (C) any Registration Statement required to be filed under the applicable Registration Rights Agreement, after its initial effectiveness and during the Registration Period, lapses in effect or sales of all of the Registrable Securities cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and use reasonable best efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to Section 3 of the Registration Rights Agreement or otherwise) for a period of time in excess of the Grace Period, provided that in each case, a Registration Failure shall be deemed to not have occurred if such Registration Failure results from a breach by any holder of a Registrable Security of its obligations pursuant to Section 4 of the Registration Rights Agreement.
(b) Failure Payments; Black-Scholes Determination. The Company understands that any Event of Failure (as defined above) could result in economic loss to the Holder. In the event that any Event of Failure occurs (other than an Event of Failure caused by the submission of any incomplete or inaccurate information required to be furnished by the Holder) as compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder payments payable in, at the Company’s option, cash or shares of common stock that are valued for these purposes at 97.5% of the Volume Weighted Average Price on the date of such calculation (“Failure Payments”) at a rate of 12% per annum (or the maximum rate permitted by applicable law, whichever is less) of the Black-Scholes value (as determined below) of the remaining unexercised portion of this Warrant on the date of such Event of Failure (as recalculated on the first Business Day of each month thereafter for as long as Failure Payments shall continue to accrue), which shall accrue daily from the date of such Event of Failure until the Event of Failure is cured, accruing daily and compounded monthly; provided, however, if the Company elects to pay the Failure Payments in shares of Common Stock (the “Failure Payment Shares”), the Holder shall receive up to such amount of shares of Common Stock such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than 9.98% of the total number of shares of Common Stock of the Company then issued and outstanding, and provided further, that the forgoing proviso shall not be construed to require any cash payment by the Company of the remaining amount of the Failure Payment. For purposes of clarification, it is agreed and understood that Failure Payments shall continue to accrue following any Event of Default until the applicable Default Amount is paid in full. The Holder shall make reasonable efforts to notify the Company if, during any period in which Failure Payments are accruing, Failure Payments cannot be paid by virtue of the ownership restrictions set forth in this subsection (b) and, following such notice, shall make reasonable efforts to notify the Company if, during such period that Failure Payments are accruing the Holder’s ownership of Common Stock falls below such threshold.
Notwithstanding the above, with respect to a Registration Failure, in the event that the Company (i) has (A) by the Initial Filing Deadline filed the Initial Registration Statement as required by the Registration Rights Agreement and (B) to the extent required under the Registration Rights Agreement filed any other Registration Statement that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement and (ii) has responded in writing to any comments to such Registration Statement that the Company has received from the SEC within ten (10) Business Days of such receipt, and nevertheless the SEC has not declared effective (X) the Initial Registration Statement by the Initial Registration Deadline and (Y) with respect to any other Registration Statement that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, as required under the Registration Rights Agreement, then the Failure Payments attributable to a Registration Failure shall be reduced from 12% to 10% (calculated as set forth above). The Company shall satisfy any Failure Payments incurred under this Section pursuant to Section 10(c) below.
For purposes hereof, the “Black-Scholes” value of a Warrant shall be determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.
(c) Payment of Accrued Failure Payments. The Failure Payment Shares for each Event of Failure shall be issued and delivered on or before the fifth (5th) Trading Day of each month following a month in which Failure Payments accrued. Nothing herein shall limit the Holder’s right to pursue actual damages (to the extent in excess of the Failure Payments) for the Company’s Event of Failure, and the Holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief). Notwithstanding the above, if a particular Event of Failure results in an Event of Default pursuant to Section 11 hereof, then the Failure Payment, for that Event of Failure only, shall be considered to have been satisfied upon payment to the Holder of an amount equal to the greater of (i) the Failure Payment, and (ii) the Default Amount, payable in accordance with Section 11.
(d) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
11. Default and Redemption.

(a) Events Of Default. Each of the following events shall be considered to be an “Event of Default,” unless waived by the Holder:
(i) Failure To Effect Registration. With respect to all Registration Failures, a Registration Failure occurs and remains uncured for a period of more than forty-five (45) days (or sixty (60) days in the case where the Company (i) has (A) by the Initial Filing Deadline filed the Initial Registration Statement as required by the Registration Rights Agreement or (B) to the extent required under the Registration Rights Agreement filed any other Registration Statement that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement and (ii) has responded in writing to any comments to such Registration Statement that the Company has received from the SEC within ten (10) Business Days of such receipt, and nevertheless the SEC has not declared effective (X) the Initial Registration Statement by the Initial Registration Deadline or (Y) with respect to any other Registration Statement that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, as required under the Registration Rights Agreement, and such Registration Failure relates solely to the Company’s failure to have the applicable Registration Statement declared effective as required by the Registration Rights Agreement), provided that in each case, a Registration Failure shall be deemed to not have occurred if such Registration Failure results from a breach by any holder of a Registrable Security of its obligations pursuant to Section 4 of the Registration Rights Agreement;
(ii) Failure To Deliver Common Stock. Other than as provided in Section 11(a)(iv)(C) below, a Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant;
(iii) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of thirty (30) days; and
(iv) Corporate Existence; Major Transaction. (A) The Company has effected a Major Transaction without paying the Major Transaction Warrant Redemption Price, if applicable, to the Holder pursuant to Section 5(c)(iii), (B) with respect to a Major Transaction that is to be treated as an Assumption under the terms hereof, the Company has failed to meet the Assumption requirements of Section 5(c)(ii) prior to effecting a Major Transaction or (C) a Delivery Failure has occurred with respect to the Exercise Shares issuable upon exercise by the Holder of a Cashless Major Exercise.
(b) Mandatory Redemption; Cashless Default Exercise.
(i) Mandatory Redemption Amount; Cashless Default Exercise. If any Events of Default shall occur then, upon the occurrence and during the continuation of any Event of Default, the Holder shall have the right to exercise this Warrant pursuant to a Cashless Default Exercise in accordance with Section 3(a)(iv) above; provided, however, that the Company shall have the right to redeem the outstanding amount of this Warrant and pay to the Holder (a “Mandatory Redemption”), in full satisfaction of its obligations hereunder by delivery of a notice to such effect to the Holder within two (2) Business Days following receipt of such Exercise Form delivered in accordance with Section 3(a)(iv), an amount in cash (the “Mandatory Redemption Amount” or the “Default Amount”) equal to the Black-Scholes value (as determined in accordance with Section 10(b) of the remaining unexercised portion of this Warrant on the date of delivery of such Exercise Form.
The Mandatory Redemption Amount shall be payable within five (5) Trading Days of the date of delivery of such Exercise Form.
(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Failure Payments or pursuant to a Mandatory Redemption shall give rise to liquidated damages and not penalties. The parties further acknowledge that (A) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (B) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (C) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.
Subject to the time period for payment of the Mandatory Redemption Amount pursuant to Section 11(b)(i) above, from and after the Company’s election to redeem the outstanding Warrant as provided in clause (i) above, the Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.
(c) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Note Purchase Agreement and the Registration Rights

Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
12. Mechanics of Holder’s Redemptions.
In the event that the Company does not pay the applicable Major Transaction Warrant Redemption Price or issue the Exercise Shares upon a Cashless Major Exercise or Cashless Default (collectively, “Early Termination Shares”) to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Major Transaction Warrant Redemption Price or issues such Early Termination Shares in full, the Holder shall have the option, in lieu of redemption or exercise, to require the Company to promptly return to the Holder all or any portion of this Warrant that was submitted for redemption or exercise and for which the applicable Major Transaction Warrant Redemption Price (together with any late charges thereon) or Early Termination Shares has not been paid by submitting a written notice to the Company (the “Return Notice”). Upon the Company’s receipt of such notice, (x) the applicable early termination or exercise, as the case may be, shall be null and void with respect to such applicable portion of this Warrant, and (y) the Company shall immediately return this Warrant, or issue a new Warrant to the Holder representing the portion of this Warrant that was submitted for redemption. The Holder’s delivery of a notice voiding a notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Failure Payments which have accrued prior to the date of such notice with respect to the Warrant subject to such notice.
13. Limitation on Issuance of Common Stock.
(a) Share Cap. Notwithstanding anything herein to the contrary, the maximum number of shares of Common Stock (i) issued or issuable pursuant to this Warrant and all additional Warrants issued pursuant to Section 3(d) of that certain Third Amendment to the Note Purchase Agreement, dated as of the date hereof, may not exceed 3,000,000 shares of Common Stock, as appropriately adjusted for any stock split or combination. For the avoidance of doubt, the Company shall not be required to net cash settle or otherwise make any cash payment to Holder to settle this Warrant by virtue of such limitation.
(b) No Obligation to Net Cash Settle this Warrant. Notwithstanding anything to the contrary herein, in the event that the Company is not permitted to issue shares of Common Stock to Holder pursuant to this Warrant because the number of shares of Common Stock then beneficially owned by the Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would violate the 9.98% Cap, the Company shall not be required to net cash settle or otherwise make any cash payment to Holder to settle this Warrant by virtue of such limitation.
14. Benefits of this Warrant.
Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.
15. Governing Law.
All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
16. Loss of Warrant.
Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.
17. Notice or Demands.
Except as otherwise provided herein, notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service or by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. To the extent any notice or demand pursuant to this Warrant can be made by electronic mail, such notice or demand given or made by Holder to or on the Company shall be sufficiently given or made if it is sent by electronic mail to the addresses that the Company shall designate in writing from time to time (it being understood that the Company may require such notices to be sent to multiple facsimile numbers and/or electronic mail addresses). Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by overnight delivery with a nationally recognized overnight courier service or by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the          day of January, 2014.

EXELIXIS, INC.

By:
Print
Title:
EXHIBIT A
EXERCISE FORM FOR WARRANT
TO: EXELIXIS, INC.
CHECK THE APPLICABLE BOX:

☐	Cash Exercise
The undersigned hereby irrevocably exercises the attached warrant (the “Warrant”) with respect to                  shares of Common Stock (the “Common Stock”) of EXELIXIS, INC., a Delaware corporation (the “Company”).

☐	Cashless Exercise
The undersigned hereby irrevocably exercises the Warrant with respect to                  shares of Common Stock of the Company and herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

☐	Cashless Major Exercise
The undersigned hereby irrevocably exercises the Warrant with respect to     % of the principal amount of the Warrant currently outstanding pursuant to a Cashless Major Exercise in accordance with the terms of the Warrant.

☐	Cashless Default Exercise
The undersigned hereby irrevocably exercises the Warrant pursuant to a Cashless Default Exercise, in accordance with the terms of the Warrant.

1.
The undersigned agrees not to sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the Common Stock obtained on Exercise of the Warrant, except in accordance with applicable securities laws and the provisions of Section 8(a) of the Warrant.

2.
The number of shares of Common Stock beneficially owned by the Holder and its Affiliates (as defined in the Warrant) and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) is                     . For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the number of shares beneficially owned has been determined in a manner consistent with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

3.
The undersigned requests that a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.

4.	Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

5.	In the event of any conflict between the term of this Exercise Form and any provisions of this Warrant, the terms of the Warrant shall govern.
Dated:

Signature
Print Name

Address
NOTICE
The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.
EXHIBIT B
ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Warrant)
FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase                  shares of the Common Stock of EXELIXIS, INC., a Delaware corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint                  attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.
The undersigned hereby certifies that the Warrant is being sold, assigned or transferred in accordance with all applicable securities laws.

Dated:
Signature
Fill in for new registration of Warrant:

Name

Address

Please print name and address of assignee (including zip code number)
NOTICE
The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.
EXHIBIT C
FORM OF OPINION
, 20
[                ]

Re:	Exelixis, Inc. (the “Company”)
Dear Sir:
[                ] (“[                ]”) intends to transfer                  [Warrants (the “Warrants”)/shares of Common Stock (the “Shares”)] of the Company to                  (“                ”) without registration under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, we have examined and relied upon the truth of representations contained in an Investor Representation Letter attached hereto and have examined such other documents and issues of law as we have deemed relevant.
Based on and subject to the foregoing, we are of the opinion that the transfer of the [Warrants/Shares] by                  to                  may be effected without registration under the Securities Act, provided, however, that the [Warrants/Shares] to be transferred to                  contain a legend restricting its transferability pursuant to the Securities Act and that transfer of the [Warrants/Shares] is subject to a stop order.

The foregoing opinion is furnished only to                  and may not be used, circulated, quoted or otherwise referred to or relied upon by you for any purposes other than the purpose for which furnished or by any other person for any purpose, without our prior written consent.
Very truly yours,[FORM OF INVESTOR REPRESENTATION LETTER]
, 20
[                ]
Gentlemen:
(“        ”) has agreed to purchase                 [Warrants (the “Warrants”)/shares of Common Stock (“Shares”)] of Exelixis, Inc. (the “Company”) from [                ] (“[                ]”). We understand that the [Warrants/Shares] are “restricted securities.” We represent and warrant that                 is a sophisticated institutional investor that qualifies as an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).
represents and warrants as of the date hereof as follows:
1. That it is acquiring the [Warrants and the shares of common stock, $0.001 par value per share underlying such Warrants (the “Exercise Shares”)/Shares] solely for its account for investment and not with a view to or for sale or distribution of said [Warrants or Exercise Shares/Shares] or any part thereof.                 also represents that the entire legal and beneficial interests of the [Warrants and Exercise Shares/Shares]                 is acquiring is being acquired for, and will be held for, its account only;
2. That the [Warrants and the Exercise Shares/Shares] have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Company is to be effected.                 realizes that the basis for the exemption may not be present if, notwithstanding its representations,                 has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities.                 has no such present intention;
3. That the [Warrants and the Exercise Shares/Shares] must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.                 recognizes that the Company has no obligation to register the [Warrants/Shares], or to comply with any exemption from such registration;
4. That neither the [Warrants nor the Exercise Shares/Shares] may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations;
5. That it will not make any disposition of all or any part of the [Warrants or Exercise Shares/Shares] in any event unless and until:
(i) The Company shall have received a letter secured by                 from the Securities and Exchange Commission stating that no action will be recommended to the Securities and Exchange Commission with respect to the proposed disposition;
(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or
(iii)                 shall have notified the Company of the proposed disposition and shall have furnished counsel to the Company with an opinion of counsel, reasonably satisfactory to counsel to the Company, that no registration under the Securities Act or qualification under any state securities laws is required for the proposed disposition.
We acknowledge that the Company will place stop orders with respect to the [Warrants and the Exercise Shares/Shares], and if a registration statement is not effective, the [Exercise Shares/Shares] shall bear the following restrictive legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULES 144 OR 144A UNDER SAID ACT.”

“THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF JANUARY 22, 2014, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND A HOLDER OF ITS OUTSTANDING SECURITIES. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”
At any time and from time to time after the date hereof,                 shall, without further consideration, execute and deliver to [                ] or the Company such other instruments or documents and shall take such other actions as they may reasonably request to carry out the transactions contemplated hereby.
Very truly yours,
Schedule 1
Black-Scholes Value

	Calculation Under Section 5(c)(iii)	Calculation Under Section 3(a)(iv), 10(b) or 11(b)
Remaining Term	Number of calendar days from date of public announcement of the Major Transaction until the prevailing Ending Date at such time.	Number of calendar days from date of the Event of Failure until the prevailing Ending Date at such time.
Interest Rate	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.	A risk-free interest rate corresponding to the US$ LIBOR/Swap rate for a period equal to the Remaining Term.
Volatility	50%	50%
Stock Price
The closing price of the Common Stock on NASDAQ, or, if that is not the principal trading market for the Common Stock, such principal market on which the Common Stock is traded or listed (the “Closing Market Price”) on the trading day immediately preceding the date on which a Major Transaction is consummated.
The volume Weighted Average Price on the date of such calculation.
Dividends	Zero.	Zero.
Cost to Borrow	Zero.	Zero.
Strike Price	Exercise Price as defined in Section 3(a)	Exercise Price as defined in Section 3(a)